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                                                                      EXHIBIT 11


                        CAPITOL COMMUNITIES CORPORATION
                       Computation of Earnings Per Share




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
                                           Three Months Ended
                                              December 31,

                                           1998          1997
                                           ----          ----
Shares Outstanding Beginning             6,924,500     7,312,000
 Of Period

Shares Issued During Period

   October 7, 1997                                        38,000
   October 20, 1997                                       20,000
   October 28, 1997                                      (19,000)
   December 31, 1997                                      33,500
   October 1, 1998                          60,000
   October 15, 1998                        (32,305)
   December 15, 1998                        20,000
                                       -----------    ----------


Total Outstanding                        6,972,195     7,384,500

Weighted average number of               6,960,288     7,349,543
 shares outstanding

Shares deemed outstanding from
assumed exercise of stock options                -             -

                                       -----------    ----------
Total                                    6,960,288     7,349,543
                                       ===========

Earnings (loss) applicable to          $(1,033,309)   $ (515,102)
 common shares                         ===========    ==========

Earnings (loss) per share of           $    (0.148)   $   (0.070)
 common stock                          ===========    ==========

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